Acorn Energy, Inc.

3844 Kennett Pike
Greenville, Delaware 19807

April 21, 2016

To the Individual Shareholders of

DSIT Solutions Ltd.

Dear Sirs:

Reference is made to that certain Share Purchase Agreement dated as of the date hereof (the “Share Purchase Agreement”) by and among DSIT Solutions Ltd., an Israel limited liability company (“DSIT”), Rafael Advanced Defense Systems Ltd., an Israel limited liability company (“Rafael”), the Shareholders Representative, Acorn Energy Inc., a Delaware corporation (“Acorn”) and the individual shareholders of DSIT signatory thereto (the “Individual Shareholders”), pursuant to which Rafael has agreed to purchase from Acorn, the Individual Shareholders, and certain other shareholders of DSIT, and Acorn and the Individual Shareholders have agreed to sell to Rafael (together with certain other shareholders of DSIT), a number of ordinary shares, par value ILS 0.01 per share, of DSIT (“Ordinary Shares”), equal in the aggregate to 50% of the presently issued and outstanding Ordinary Shares on a fully diluted basis. As used herein, the term “Ordinary Shares” shall include the Ordinary Shares as presently constituted, as well as any other securities into which the same may hereafter be changed.

This Letter Agreement sets forth the agreement between Acorn and the Individual Shareholders regarding the sale, transfer and other disposition of the Ordinary Shares they will continue to own after consummation of the Share Purchase Agreement, and is a material inducement to the parties hereto to enter into and consummate the Share Purchase Agreement and the Shareholders Agreement entered into in connection therewith. Notwithstanding anything to the contrary in this Letter Agreement, this Letter Agreement is subordinate to the terms of the Share Purchase Agreement and the other transaction documents, including without limitations, the Shareholders Agreement, executed or adopted in connection with the Share Purchase Agreement, and in no event, the terms of this Letter shall adversely affect in any manner the rights of Rafael or the obligations of any of the other parties under any of such agreements.

1.	Drag-Along

If, at any time, (i) Acorn desires to offer to sell to any person or persons, other than an affiliate of Acorn, all the Ordinary Shares then held by Acorn and its affiliates for a sale price per Ordinary Share not less than 80% of the price per Ordinary Share under the Share Purchase Agreement with Rafael (a “Divestiture”) and (ii) the Ordinary Shares then held by Acorn and its affiliates represent at least 30% of the then issued and outstanding Ordinary Shares, then Acorn shall have the right (“Drag Along Right”) to require each Individual Shareholder to participate in such sale of Ordinary Shares by Acorn and to sell all of his Ordinary Shares, and the Individual Shareholders shall have the right (“Tag Along Right”) to so participate, in each case on the same terms and conditions (including representations, warranties and indemnities, so long as such representations, warranties, covenants and indemnities are not less favorable to the Individual Shareholders than those in the Share Purchase Agreement with Rafael), as are applicable to Acorn’s sale of its Ordinary Shares in the Divestiture To exercise its Drag Along Right, Acorn shall promptly deliver to each of the Individual Shareholders a written notice (the “Divestiture Notice”) stating Acorn’s intention to sell all its Ordinary Shares and that it is electing thereby to exercise its Drag Along Right pursuant to this Letter Agreement in connection therewith, and setting forth the terms and conditions of the Divestiture, including, without limitation, to the extent known, the identity of the proposed purchaser and the amount and type of consideration to be paid therefor. The Divestiture Notice shall be accompanied or followed, to the extent available, by a copy of any written offer, letter of intent, term sheet or contract of sale pertaining to the Divestiture transaction. At any time prior to the closing of a Divestiture in respect of which Acorn has exercised its Drag Along Right, Acorn may withdraw from the Divestiture and its election to exercise its Drag Along Right upon written notice to the Individual Shareholders.

The closing of the purchase and sale of any Ordinary Shares to be sold by the Individual Shareholders to the purchaser pursuant to the Drag Along Right shall occur concurrently with the closing of the sale of the Ordinary Shares by Acorn to the purchaser in the Divestiture. At any such closing, each Individual Shareholder shall deliver to the purchaser a certificate or certificates representing the number of Ordinary Shares owned by such Individual Shareholder, duly endorsed in blank or accompanied by a duly executed stock power in blank, with signatures duly guaranteed and all requisite stock transfer stamps affixed thereto.

The individual Shareholders agree to cooperate with Acorn in effecting the Drag Along Right which is intended to allow Acorn to deliver to the purchaser in the Divestiture the 50% of DSIT collectively held by Acorn and the Individual Shareholders.

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2.	Co-Sale.

If, at any time that it owns at least 20% of the issued and outstanding Ordinary Shares, Acorn proposes to sell to any person or persons, other than an affiliate of Acorn, less than all of the Ordinary Shares then owned by Acorn, Acorn shall before proceeding with such sale shall give to each Individual Shareholder written notice (the “Proposed Sale Notice”) stating Acorn’s intention to sell such shares and setting forth the price and, to the extent then known, the other material terms and conditions of the proposed sale. Each Individual Shareholder shall have the right (the “Right of Co-Sale”) to participate on a pro-rata basis in the proposed sale (the “Proposed Sale”) on the same terms and conditions specified in the Proposed Sale Notice. Each Individual Shareholder who desires to exercise its Right of Co-Sale, it must give Acorn written notice to that effect within 15 days after delivery to such Individual Shareholder of the Proposed Sale Notice, and upon giving such notice to Acorn, each such Individual Shareholder shall be deemed to have effectively exercised the Right of CoSale.

Each Individual Shareholder who timely exercises its Right of Co-Sale may include in the Proposed Sale all or any part of its Ordinary Shares equal to the product obtained by multiplying (i) the aggregate number of Ordinary Shares subject to the Proposed Sale by (ii) a fraction, the numerator of which is the number of Ordinary Shares owned by such Individual Shareholder immediately before consummation of the Proposed Sale and the denominator of which is the total number of Ordinary Shares owned, in the aggregate, by all Individual Shareholders and Acorn, in the aggregate, immediately prior to the consummation of the Proposed Sale. To the extent an Individual Shareholder exercises its Right of Co-Sale in accordance with the terms and conditions set forth herein, the number of Ordinary Shares that Acorn may sell in the Proposed Sale shall be correspondingly reduced, if and to the extent necessary to enable the Individual Shareholders to full participate in the Proposed Sale in accordance with the terms hereof.

Each Individual Shareholder shall effect its participation in the Proposed Sale by delivering to Acorn, no later than five days after the Individual Shareholder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the purchaser in the Proposed Sale, representing the number of Ordinary Shares such Individual Shareholder elects to include in the Proposed Sale. The terms and conditions of any such Proposed Sale will be memorialized in, and governed by, a written purchase and sale agreement with the purchaser. Each stock certificate the Individual Shareholder delivers to Acorn pursuant to this Co-Sale provision will be transferred to the purchaser in the Proposed Sale against payment therefor in consummation of the Proposed Sale pursuant to the terms and conditions specified in the Proposed Sale Notice and the purchase and sale agreement, and Acorn shall concurrently therewith remit to the applicable Individual Shareholder the portion of the sale proceeds to which such Individual Shareholder is entitled by reason of its participation in such sale. Each Individual Shareholder exercising its Co-Sale Right shall make such representations, warranties, covenants and indemnities as are required of Acorn in the Proposed Sale. If the purchaser in the Proposed Sale refuses to purchase securities subject to the Right of Co-Sale directly from an Individual Shareholder exercising its Right of Co-Sale hereunder, Acorn may not sell any Ordinary Shares to such purchaser unless and until, simultaneously with such sale, Acorn purchases all securities subject to the Right of Co-Sale from such Individual Shareholder.

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If any Proposed Sale is not consummated within 60 days after receipt of the Proposed Sale Notice, Acorn may at its option withdraw from participation in the Proposed Sale not sell any of its Ordinary Shares unless it first once again complies in full with each provision of this Section 2.

3.	Successors and Assigns.

Each of the Individual Shareholders and Acorn agrees not to directly or indirectly offer, sell, dispose of or otherwise transfer any Ordinary Shares (or securities exercisable for or convertible into Ordinary Shares), or any interest therein, whether now owned or hereafter acquired, other than in accordance with this Letter Agreement, unless the transferee (including for the removal of doubt any affiliate of any party) shall agree in writing to be bound by this Letter Agreement, including, without limitation, the Drag Along Right in favor of Acorn and the Tag Along Right and Right of Co-Sale in favor of the Individual Shareholders The share certificates evidencing the Ordinary Shares held by Acorn and the Individual Shareholders shall bear an appropriate legend with respect to this restriction. This Letter Agreement shall be binding on any legal successors of any party, including any affiliate of Acorn which may become the owner of Acorn’s Ordinary Shares.

4.	Failure to Comply.

Each party hereto acknowledges and agrees that any breach of this Letter Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity, including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Ordinary Shares not made in strict compliance with this Letter Agreement and to compel the parties hereto to comply with any and all terms of this Agreement, including, without limitation to compel Individual Shareholders to deliver their Ordinary Shares in connection with any exercise of the Drag Along Right by Acorn. The breaching party shall also reimburse the other party for any and all fees and expenses, including legal fees and expenses, incurred by the other party as a result of any such breach.

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If any Individual Shareholder party hereto becomes obligated to sell any Ordinary Shares under this Letter Agreement and fails to deliver such Ordinary Shares in accordance with the terms of this Letter Agreement, Acorn may, at its option, in addition to all other legal remedies it may have, send to such party the purchase price for such Ordinary Shares as is herein specified, and such shall be deemed to represent the purchase of such Shares from the transferring Individual Shareholder;

This Agreement and the rights and obligations of the parties herein shall expire on the third anniversary hereof. The Parties hereto consent that Rafael Advanced Defense Systems Ltd. and the Company are designated third party beneficiaries of this expiration date in the preceding sentence and the following paragraph.

Nothing in this Agreement shall create any obligation on the Company or its other shareholders, and the Company and its other shareholders shall not be liable in any way in connection with this Agreement and the provisions hereto.

Please confirm your agreement to the foregoing by executing this letter below in the space indicated.

Very truly yours,

Individual Shareholders:
Benny Sela

Michael Barth

Ran Avgar

Yitshak Peery

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